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                                                                    EXHIBIT  8.1

            [Form of Blank Rome Comisky & McCauley LLP Tax Opinion]

      (215) 569-5500
      (215) 569-5555


                               October ___, 2001


Cross Media Marketing Corporation
461 Fifth Avenue
19th Floor
New York, New York  10017

         RE:  ACQUISITION OF LIFEMINDERS, INC.

Gentlemen:

         You have requested our opinion concerning certain federal income tax consequences of the merger (the "Merger") of LifeMinders, Inc., a corporation organized under the Delaware General Corporation Law, as amended ("LifeMinders"), with and into Cross Media Marketing Corporation, a corporation organized under the Delaware General Corporation Law, as amended ("Cross Media"). The terms of the Merger are described in the Joint Proxy Statement/ Prospectus filed with the Securities and Exchange Commission on _______________ (the "Prospectus") as contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on _________ by Cross Media Marketing Corporation (the "Registration Statement") which includes the Prospectus. Our opinion is based upon our understanding of the facts of and incident to the Merger, as are set forth in the Prospectus, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificate of LifeMinders and the Officer's Certificate of Cross Media relating to the truth, correctness and completeness of those facts and the facts in the Prospectus, including the financial statements and annexes that are a part thereof. Those annexes include the Amended and Restated Agreement and Plan of Merger, dated as of August 20, 2001, attached as Annex A to the Prospectus (the "Plan of Merger"). All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Plan of Merger.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Prospectus and such other documents as we deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and factual representations of
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Cross Media Marketing Corporation.
October ____, 2001
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officers and other representatives of LifeMinders and Cross Media and others. In particular, we have relied upon certain representations of the management of LifeMinders and Cross Media in their respective Officer's Certificates.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"),(1) Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

         Based solely upon the foregoing and provided that the Merger is consummated in the manner described in the Prospectus, we are of the opinion that under present law, for federal income tax purposes:

                  1. The Merger of LifeMinders with and into Cross Media will constitute a reorganization within the meaning of Section 368(a) of the Code. Cross Media and LifeMinders each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by LifeMinders upon the transfer of its assets to Cross Media and the assumption by Cross Media of its liabilities, if any. Code Sections 357(a) and 361(a).

                  3. The tax basis of the LifeMinders assets in the hands of Cross Media will equal the sum of the tax basis of such assets in the hands of LifeMinders immediately prior to the Merger. Code Section 362(b).

                  4. The holding period of the LifeMinders assets received by Cross Media in the exchange will include the period in which the assets were held by LifeMinders. Code Section 1223(2).

                  5. No gain or loss will be recognized by Cross Media upon its issuance of the Cross Media Common Stock to the LifeMinders stockholders in exchange for their LifeMinders stock. Code Section 1032(a).

                  6. LifeMinders stockholders will recognize no gain or loss upon their exchange of LifeMinders stock solely for shares of Cross Media Common Stock. Code Section 354(a).

                  7. LifeMinders stockholders who receive both Cross Media Common Stock and cash in exchange for their LifeMinders stock will recognize gain, if any, but not in excess of

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(1)      Unless otherwise indicated, all section references are to sections of the Code.
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Cross Media Marketing Corporation.
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the amount of cash received. If the exchange has the effect of a distribution of a dividend, then the amount of gain recognized that is not in excess of each LifeMinders stockholder's share of undistributed earnings and profits of LifeMinders (and possibly Cross Media) is treated as a dividend. The determination of whether the exchange has the effect of a distribution of a dividend will be made on a stockholder by stockholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 US 726 (1989). No loss is recognized in the exchange. Code Section 356(c)(1).

                  8. LifeMinders stockholders who receive solely cash in exchange for their LifeMinders stock will be treated as having received a distribution in redemption of their stock subject to the provisions of Section 302 of the Code. Where, as a result of such distribution, a stockholder owns no Cross Media Common Stock, either directly or by reason of the application of Code Section 318, the redemption will constitute a complete termination of interest within the meaning of Code Section 302(b)(3) and such cash will be treated as a distribution in full payment in exchange for their Cross Media Common Stock as provided in Code Section 302(a). Such LifeMinders stockholders will recognize gain or loss under Section 1001 of the Code measured by the difference between the amount of cash received and the adjusted basis of the LifeMinders stock surrendered. Rev. Rul. 74-515, 1974-2 C.B. 118.

                  9. The basis of the Cross Media Common Stock received by the stockholders of LifeMinders (including fractional shares) will be the same as the basis of the LifeMinders stock surrendered in exchange therefor as: (i) decreased by the amount of cash received and (ii) increased by the amount which was treated as a dividend and the amount of gain recognized on the exchange. Code Section 358(a)(1).

                  10. The holding period of the Cross Media Common Stock received by a LifeMinders stockholder (including any fractional shares) will include the period during which the LifeMinders stock which was surrendered in exchange for the Cross Media Common Stock was held by such LifeMinders stockholder, provided that the LifeMinders stock surrendered was a capital asset in the hands of such LifeMinders stockholder on the date of the exchange. Code
Section 1223(a).

                  11. Cash received by LifeMinders stockholders of LifeMinders in lieu of fractional shares of Cross Media will be treated as a distribution in redemption of their fractional share interests subject to the provisions and limitations of Section 302 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116.

         This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein, including the tax treatment of the substitution by Cross Media of any options to purchase LifeMinders Common Stock. No opinion is expressed
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Cross Media Marketing Corporation.
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with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

         Our opinions set forth our legal judgement, and are not binding on the Service or any other person. There can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

         Further, our opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.

         We are pleased to offer this opinion based upon the federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not concede or admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the categories of persons whose consent is required by
Section 7 of the Act or the General Rules or Regulations promulgated thereunder.

         This letter is solely for your information and use in connection with the transaction referenced herein. It may not be reproduced, quoted in whole or in part, referred to in any other context or filed with any governmental agency without the prior written consent of this firm.

                                     Very truly yours,




                                   BLANK ROME COMISKY & McCAULEY LLP